THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the "Third Amendment") is made as of the 2nd day of May, 2003 by and between The Commercial and Savings Bank of Millersburg, an Ohio state bank with its principal office at 6 West Jackson Street, Millersburg, Ohio   44654 ("Bank") and C. James Bess, a resident of Ohio ("Employee").

WHEREAS, Bank and Employee entered into an Employment Agreement effective as of March 1, 2001 (the "Agreement"); and

WHEREAS, Bank and Employee entered into a First Amendment to Employment Agreement effective as of September 1, 2001 (the "First Amendment"); and

WHEREAS, Bank and Employee entered into a Second Amendment to Employment Agreement dated the 25th day of April, 2002 (the "Second Amendment"); and

WHEREAS, Bank and Employee wish to further amend the Agreement, as amended by the First Amendment and the Second Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.

Section 4.1 of the Agreement, as amended by the First Amendment, is deleted and replaced in its entirety as follows:

4.1  Term.  Employee shall be employed until July 31, 2003 at which time such employment shall terminate.  Employee agrees to execute a resignation on July 31, 2003 pursuant to which he shall resign any and all offices held (i) with Bank, including the office of Chief Executive Officer, and (ii) with CSB Bancorp, Inc. ("CSB"), the parent corporation of Bank.

2.

Resignation.  At any time after the date hereof, Employee agrees, upon request of the Board of Directors of Bank, to resign as the President of Bank and CSB.  The provisions of Section 1 of the Agreement are hereby amended as of the effective date of such resignation by deleting the office of President from that Section 1.  Employee further agrees that upon such resignation Bank may appoint another employee of Bank as President of Bank (and CSB) and that the successor President shall assume and perform all services and duties customarily accompanying that position.

3.

Good Reason.  Bank and Employee agree that (i) the resignation of Employee as President and/or Chief Executive Officer, (ii) the appointment of another employee of Bank as President or Chief Executive Officer of Bank (and CSB), and (iii) the assumption by such successor President or Chief Executive Officer of the service and duties customarily accompanying either position, shall not, either alone or together, constitute "Good Reason" as that term is defined in Section 4.2(b) of the Agreement, as amended.

4.

Employee shall continue to receive the Base Salary provided in Section 2.1 of the Agreement through July 31, 2003, at which time all Base Salary shall cease.

5.

Bonus.  Employee shall not be eligible to receive any bonus under Section 2.2 of the Agreement.

6.

Vacation.  Employee shall be paid for all unused vacation.  Bank and Employee agree that Employee is entitled to four (4) weeks of vacation for the year beginning March 1, 2003 and that as of the date hereof, Employee has taken no days of vacation.  Such unused vacation pay shall be paid to Employee, after applicable withholding, upon his resignation as Chief Executive Officer of Bank.

7.

Automobile Allowance.  Employee shall continue to receive the automobile allowance provided in Section 2.6 of the Agreement through July 31, 2003 at which time the automobile allowance shall cease.

8.

Stock Options.  Section 2.5 of the Agreement shall be unaffected by this Third Amendment.

9.

Housing Allowance.  Section 2.7 of the Agreement, as amended by Section 1 of the First Amendment, is deleted in its entirety.  Bank and Employee agree to execute any and all documents necessary to terminate the Trust Agreement referred to in Section 3 of the First Amendment so that all amounts held by the trust can be delivered to Bank, free and clear of any claim of Employee.

10.

Other Benefits.  Employee shall participate until July 31, 2004 in the other benefits provided to other employees of the Bank as of July 31, 2003.  Such benefits shall include, but shall not be limited to, family health insurance coverage and a payment to Employee in an amount equal to the contribution to the Bank's 401k plan with respect to contributions made to such plan by Employee prior to July 31, 2003 as if Employee had been employed by Bank on December 31, 2003.  Employee agrees that the family health insurance coverage provided hereunder is in substitution for any COBRA rights Employee otherwise was or is entitled to exercise.

11.

Board of Directors.  Employee shall resign as a director of Bank and CSB on July 31, 2003, and prior to such time shall continue to receive (for the months of April, May, June, and July) as board fees for services a monthly fee of $2,500, per month.

12.

Other Amounts and Severance.  Bank agrees that Employee may retain all amounts previously paid to him as Salary or Board of Director fees, subject to applicable withholding.  Employee shall be paid severance equal in amount to $200,000 on July 31, 2003, which payment shall be subject to withholding as required by law.

13.

Consulting.  Employee agrees to act as a consultant to Bank for the period beginning on August 1, 2003 and ending on February 29, 2004.  Employee shall make himself available to perform consulting services to Bank for up to twenty (20) hours per month.  Such services may be performed over the telephone or, if requested by Bank, in person in Millersburg, Ohio or at such other mutually agreed location as requested by the Bank.  In the event that Bank requests employee to perform consulting services other than by telephone (i) Bank shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in traveling to and from the location designated by Bank, including food and lodging expenses, and (ii) the amount of time spent by Employee traveling to the location designated by Bank shall not be considered hours spent consulting hereunder.  Bank shall pay Employee in a lump sum on July 31, 2003, $50,000 and thereafter $7,145 per month for his consulting services under this Agreement.  Bank and Employee acknowledge and agree that Employee, from and after August 1, 2003, is an independent contractor and not an employee of Bank.  Employee acknowledges and agrees that he shall be responsible for paying all taxes with respect to the consulting fees paid to him under this Agreement.

14.

Release by Employee.  Employee, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns shall forever waive, release, discharge, and covenant not to sue Bank, its past, present, former and future parent corporations, owners, affiliates, subsidiaries, divisions, successors, licensees, franchisees, assigns, and employees, officers, directors, agents, insurers, and attorneys thereof (hereinafter also referred to as the “Released Parties”), from and for any and all of Employee’s potential or actual causes of action, any attorney’s fees, relating to his resignation, which are known or unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to Company and/or any of the other Released Parties, including, but not limited to, any wages, bonuses, commissions, insurance coverage, benefits, premiums, or medical expenses, or on account of any alleged conduct of the Released Parties which might be alleged by Employee to constitute breach of contract, race, sex, religious, national origin, disability discrimination, breach of contract, or in any way related to Employee’s employment with Company, or any claim or right under the Worker Adjustment and Retraining Notification Act (“WARN”), 23 U.S.C. §2101 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Ohio Fair Employment Practices Law , Oh. St. §4112.01 et seq., the Equal Pay Act, 29 U.S.C. §206, the Fair Labor Standards Act, 29 U.S.C. §201 et seq., or any other provision of federal, state or local statutory or common law or regulation.

Employee and Bank each agree and expressly acknowledge that this Agreement includes a waiver and release of all claims which employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA").  The following terms and conditions apply to and are part of the waiver and release of ADEA and OWBPA claims under this Agreement:

a.

The waiver and release of claims under the ADEA and OWBPA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee signs this Agreement.

b.

Employee is advised to consult an attorney before signing this Agreement.

c.

Employee is granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement.

d.

Employee will have the right to revoke the waiver and release of claims under the ADEA and OWBPA within seven (7) days of his signing this Agreement, and this Agreement shall not become effective or enforceable until that revocation period has expired without Employee having revoked this Agreement.

e.

Employee hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing his rights and claims only in exchange for consideration (something of value) in addition to anything of value to which he is already entitled.

This Third Amendment shall not become effective or enforceable until the eighth day following Employee's execution of this Third Amendment without Employee having previously revoked this Agreement.  Employee shall have the right to revoke this Third Amendment at any time during the seven (7) day period immediately following his execution of this Third Amendment.  In order to revoke this Third Amendment, Employee must submit written notice of his revocation to Mr. Robert K. Baker, 6 West Jackson Street, Millersburg, Ohio  44654, such that the notice is received by said individual before the expiration of the seven-day revocation period.

Employee agrees to sign a release identical to the release contained in Section 14 on July 31, 2003.

15.

Release by Bank.  Bank forever releases Employee and his successors, assigns, representatives, agents and insurers and persons related to the foregoing, from all claims that the Bank now has or may have of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims arising out of the Banks' employment of the Employee and/or the termination of his employment.  The Bank hereby waives all rights to assert a claim available under any such laws, including but not limited to attorneys' fees, damages, reinstatement, back pay or injunctive relief, including any right the Bank may have to seek reimbursement from Employee for any compensation received.

16.

Entire Agreement.  Except as provided in this Third Amendment, the Agreement, as previously amended, shall remain in full force and effect.  No further amendment or modification of the Agreement, as previously amended shall be valid or binding when made in writing and signed by the parties hereto.

17.

Mutual Negotiation.  Each party has been represented by counsel in drafting and negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated, prepared and drafted jointly.  This Agreement shall not be construed against any party as the sole drafter or author of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth above.

THE COMMERCIAL AND SAVINGS

BANK OF MILLERSBURG

By:  /s/ ROBERT K. BAKER

Robert K. Baker

Its:  Chairman of the Board

Employee:  /s/ C. JAMES BESS

C. James Bess

exhibit10.doc

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